SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the	☐
Registrant
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
IXYS Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IXYS CORPORATION
1590 BUCKEYE DRIVE
MILPITAS, CA 95035-7418

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 10, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IXYS Corporation, a Delaware corporation. The meeting will be held on Thursday, September 10, 2009 at 12:00 noon local time at our headquarters, which is located at 1590 Buckeye Drive, Milpitas, California 95035, for the following purposes:

1.	To elect six directors to serve for the ensuing year and until their successors are elected;

2.	To approve the 2009 Equity Incentive Plan, under which 900,000 shares of our common stock will be reserved for issuance;

3.	To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Our Board of Directors has fixed the close of business on July 13, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Secretary

Milpitas, California
August 7, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE
PROPOSAL 2 ADOPTION OF 2009 EQUITY INCENTIVE PLAN
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

IXYS CORPORATION
1590 BUCKEYE DRIVE
MILPITAS, CA 95035-7418

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 10, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of IXYS Corporation, or the Board, is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders, or Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We are distributing this proxy statement and accompanying proxy card on or about August 7, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 13, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 30,792,680 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 13, 2009 your shares were registered directly in your name with IXYS’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 13, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of six directors;

•	The approval of the 2009 Equity Incentive Plan, under which 900,000 shares of our common stock will be reserved for issuance; and

•	Ratification of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010, or fiscal 2010.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 13, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director, “For” the approval of 2009 Equity Incentive Plan and “For” the ratification of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010. If any other matter is properly presented at the meeting, your proxyholder, who is one of the individuals named on your proxy card, will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Mellon Investor Services LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Mellon Investor Services will be paid $7,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to IXYS Corporation’s Secretary, Uzi Sasson, at 1590 Buckeye Drive, Milpitas, California 95035.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for possible inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 9, 2010, to IXYS Corporation’s Secretary, Uzi Sasson, at 1590 Buckeye Drive, Milpitas, California 95035. If you wish to submit a proposal that is not intended to be included in next year’s proxy materials or you wish to nominate a director, you must do so no earlier than May 13, 2010 and no later than June 12, 2010. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect on voting on proposals and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals, or matters involving equity compensation plans.

How many votes are needed to approve each proposal?

•	For the election of directors, Proposal No. 1, the six nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Votes “Withheld” will not affect the outcome of voting for directors.

•	To be approved, Proposal No. 2, the approval of the 2009 Equity Incentive Plan, under which 900,000 shares of our common stock will be reserved for issuance, must receive “For” votes from the holders of a majority of shares voting on the proposal either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of BDO Seidman, LLP as our independent registered public accounting firm for the year ending March 31, 2010, must receive “For” votes from the holders of a majority of the shares voting on the proposal either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares as of the record date are present at the meeting in person or represented by proxy. On the record date, there were 30,792,680 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum if you submit a valid proxy or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board consists of six directors. There are six nominees for director to be voted on at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until such director’s earlier death, resignation or removal. Each of the nominees listed below is currently a director of our company who was previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting. All six nominees for election as a director at the 2008 annual meeting of stockholders attended the meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

The names of the nominees and certain information about them as of July 13, 2009 are set forth below:

		Principal Occupation/
Name	Age	Position Held With the Company

Nathan Zommer	61	Chairman of the Board, President and Chief Executive Officer of IXYS Corporation
Donald L. Feucht	75	Investor
Samuel Kory	66	Retired Consultant
S. Joon Lee	70	Retired Executive
Timothy A. Richardson	52	Chief Operating Officer of Liquid Robotics
James M. Thorburn	53	Chief Financial Officer of Fisker Automotive, Inc.

Nathan Zommer.  Dr. Zommer, founder of our company, has served as a Director since our inception in 1983, and has served as Chairman of the Board, President and Chief Executive Officer since March 1993. From 1984 to 1993, Dr. Zommer served as Executive Vice President. Prior to founding our company, Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/General Electric. Dr. Zommer received his B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

Donald L. Feucht.  Dr. Feucht has served as a Director since July 2000. From 1992 until his retirement in 1998, Dr. Feucht served as Vice President for Operations for Associated Western Universities. He was employed as a Program Management Specialist for EG&G Rocky Flats, Inc. from 1990 until 1992. Prior to 1990, Dr. Feucht served in several positions with the National Renewable Energy Laboratory, including Deputy Director. Prior to joining the National Renewable Energy Laboratory, he served as Professor of Electrical Engineering and Associate Dean at Carnegie Mellon University. Dr. Feucht received his B.S. degree in Electrical Engineering from Valparaiso University and his M.S. and Ph.D. degrees in Electrical Engineering from Carnegie Mellon University.

Samuel Kory.  Mr. Kory has served as a Director since November 1999. In 1988, he founded Samuel Kory Associates, a management consulting firm. Since founding the firm, Mr. Kory has served as the firm’s sole proprietor and principal, as well as a consultant for the firm. He has substantially retired from this business, limiting his work to occasional assignments. Mr. Kory previously served as President and Chief Executive Officer of Sensor Technologies USA, Vice President for Business Development and Sales of IXYS, Division General Manager and Corporate Director of Marketing for Seiko Instruments USA, and an International Manager for Spectra Physics Inc. Mr. Kory received his B.S.M.E. from Pennsylvania State University.

S. Joon Lee.  Dr. Lee has served as a Director since July 2000. From 1990 to March 2008, Dr. Lee served as President of Omni Microelectronics, a consulting and engineering company. Dr. Lee also served as President of Adaptive Logic, a semiconductor company, from 1991 until 1996. Previously, Dr. Lee served as President of Samsung Semiconductor. Dr. Lee received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Minnesota.

Timothy A. Richardson.  Mr. Richardson has served as a Director since June 2007. Mr. Richardson is an electronics industry veteran who has been employed since May 2007 as the Chief Operating Officer of Liquid Robotics, the developer of a surface vessel that derives its energy from the surrounding environment. He has also served as the Chief Financial Officer of the Jupiter Foundation, a non-profit foundation dedicated to technology developments associated with the natural sciences, since May 2007. At Sirenza Microdevices, Inc., a supplier of radio frequency components for electronics, he was the Chief Strategy Advisor from October 2006 to April 2007. From May 2002 to October 2006, he was the President and Chief Executive Officer of Micro Linear Corporation, an integrated circuit company specializing in wireless applications. Prior to that, he served as the Executive Vice President of Business Development of Bandwidth 9, a manufacturer of optical components for the telecommunications market, and as the President and co-founder of VeriFiber Technologies, an optical component and systems manufacturer.

James M. Thorburn.  Mr. Thorburn has served as a Director since March 2007. Mr. Thorburn has been employed as the Chief Financial Officer of Fisker Automotive, Inc., a premium plug-in hybrid electric vehicle manufacturer, since February 2009 and has served as an operator affiliate with Francisco Partners, a private equity firm, since August 2006. He served as Chief Executive Officer and Chairman of ZiLOG, Inc. from January 2002 until August 2006. Prior to that, Mr. Thorburn held various executive positions including Senior Vice President and Chief Operating Officer of ON Semiconductor, operating consultant with Texas Pacific Group, Chief Financial Officer at ZiLOG and management positions at National Semiconductor. Mr. Thorburn holds a BSc.(Hons.) degree from University of Glasgow and is qualified accountant with Chartered Institute of Managements Accountants in the United Kingdom.

There are no family relationships among any of our directors or executive officers.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Independence of the Board

Under The Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Under its charter, the Nominating and Corporate Governance Committee of the Board, or the Nominating and Corporate Governance Committee, determines the independence of our directors. The Nominating and Corporate Governance Committee consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent registered public accounting firm, the Nominating and Corporate Governance Committee has affirmatively determined that Messrs. Feucht, Kory, Richardson and Thorburn are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Zommer, our President and Chief Executive Officer and Dr. Lee are not independent directors.

Meetings of the Board of Directors

The Board met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member. The Board reviews its own performance at meetings every third year. Independent directors meet regularly without other directors being present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence.”

Audit Committee

The Audit Committee of the Board, or Audit Committee, was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between our company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements The Audit Committee is composed of four directors: Messrs. Feucht, Kory, Richardson and Thorburn. The Audit Committee met seven times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.ixys.com by clicking on “Investor Relations” and then clicking on “Audit Committee Charter.”

The Nominating and Corporate Governance Committee reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent. The Nominating and Corporate Governance Committee has also determined that each of Messrs Richardson and Thorburn qualifies as an “audit committee financial expert,” as defined in the applicable rules of the Securities and Exchange Commission, or SEC.

Report of the Audit Committee of the Board1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2009 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with such firm its independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report in Form 10-K for the fiscal year ended March 31, 2009.

Donald L. Feucht

Samuel Kory

Timothy A. Richardson

James M. Thorburn

Compensation Committee

The Compensation Committee of the Board, or the Compensation Committee, is composed of three directors: Messrs. Feucht, Kory and Richardson. All members of our Compensation Committee are independent under the Nasdaq listing standards. The Compensation Committee met eight times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.ixys.com by clicking on “Investor Relations” and then clicking on “Compensation Committee Charter.”

The Compensation Committee acts on behalf of the Board to review, adopt, recommend for adoption and oversee various elements of compensation for our company, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service of the executive officers, including severance and change-in-control arrangements;

•	review and recommend to the Board the elements of compensation for the directors; and

•	administration of our equity compensation plans and other compensation plans and programs that may be adopted from time to time.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee may delegate its authority to one or more of its members, subject to such reporting to or ratification by the committee as it directs. The Compensation Committee’s philosophy and approach to executive compensation, as well as its specific determinations with respect to executive compensation for the fiscal year ended March 31,

1 The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

2009, or fiscal 2009, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served as such during fiscal 2009 is, or was at the time of such service, an employee or officer of our company. During the 1980s, Mr. Kory was a vice president of a predecessor of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or Compensation Committee of our company.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained herein. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement following the fiscal year ended March 31, 2009 and incorporated into our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Donald L. Feucht

Samuel Kory

Timothy A. Richardson

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as our directors, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board and addressing corporate governance matters for us. The Nominating and Corporate Governance Committee is composed of four directors: Messrs. Feucht, Kory, Richardson and Thorburn. All members of the Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards. The Nominating and Corporate Governance Committee met four times during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.ixys.com by clicking on “Investor Relations” and then clicking on “Nominating Committee Charter.”

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes issues of diversity with respect to numerous factors, such as age; understanding of and experience in manufacturing, technology, finance and marketing; international experience; and culture. Board members should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Board members must be willing and able to devote sufficient time to the affairs of our company and are expected to rigorously prepare for, attend, and participate in all Board and applicable Committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the

2 The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

member’s service as a director. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates.

Under the charter of the Nominating and Corporate Governance Committee, the Committee will consider individuals who are suggested by our stockholders as potential company nominees to serve on the Board in the same manner that the Committee considers potential nominees identified through other channels. Stockholder recommendations for directors must be in writing and sent by U.S. mail to: General Counsel, IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035. The General Counsel will forward any recommendation to the members of the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board of Directors

The Board believes that management speaks for our company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with our company, but it is expected that Board members would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders wish to communicate directly with the independent Directors, email messages can be sent to directorcom@ixys.net. The messages are received by our General Counsel and forwarded to the Chairman of our Nominating and Corporate Governance Committee, who determines their distribution to the appropriate committee of the Board or independent Director and facilitates an appropriate response.

PROPOSAL 2

ADOPTION OF 2009 EQUITY INCENTIVE PLAN

On June 5, 2009, the Board adopted the 2009 Equity Incentive Plan, or the 2009 Plan, and now seeks stockholder approval of the 2009 Plan at the Annual Meeting.

In May 1999, the Board approved the 1999 Equity Incentive Plan, or the 1999 Plan, which expired in May 2009. No further awards may be granted under 1999 Plan but shares may continue to be issued under the 1999 Plan pursuant to grants previously made. Currently, we do not have a stockholder-approved plan under which we may make discretionary grants of equity-based awards to employees. The Board believes the 2009 Plan is necessary to give our company the ability to attract and retain qualified employees, consultants and non-employee directors with appropriate equity-based awards, motivate high levels of performance, recognize employee contributions to our success and align the interests of plan participants with those of our stockholders. The Board believes that without the ability to grant equity-based awards, we may not remain competitive for qualified employee, consultants and non-employee directors in the semiconductor industry, particularly against similar companies vying for a limited talent pool. The 2009 Plan contains a number of provisions that the Board believes are consistent with the interests of stockholders and sound corporate governance, which include:

•	No Stock Option Repricings. The 2009 Plan prohibits the repricing of stock options and stock appreciation rights without the approval of the stockholders. The provision applies to both direct repricings — lowering the exercise price of a stock option — and indirect repricings — canceling an outstanding stock option and granting a replacement stock option with a lower exercise price.

•	Individual Grant Limits. No participant may be granted awards in any one year to purchase more than an aggregate of 200,000 shares.

•	No Annual “Evergreen” Provision. The 2009 Plan provides a fixed allocation of shares, thereby requiring stockholder approval of any additional allocation of shares.

•	No Discount Stock Options. The 2009 Plan prohibits the grant of a stock option with an exercise price of less than the fair market value of the closing price of our common stock on the date the stock option is granted.

•	Independent Committee. The 2009 Plan will be administered by the Compensation Committee of the Board, which consists of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, Section 16b-3 of the Securities Exchange Act of 1934 and under the applicable rules of Nasdaq.

The 2009 Plan reserves 900,000 shares of our common stock for issuance pursuant to awards granted under the 2009 Plan. The 900,000 shares reserved for issuance under the 2009 Plan will serve as the underlying value for all equity awards under the 2009 Plan. However, no more than 1,000 of theses shares may be issued under the 2009 Plan as “full-value” awards, which under the 2009 Plan includes both restricted stock and performance units. The provisions of the 2009 Plan are summarized below. There has been no determination with respect to future awards under the 2009 Plan as of the date of this Proxy Statement. At the regular closing of the Nasdaq Global Market on July 13, 2009, the price per share of our common stock was $8.80.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Summary of the 2009 Equity Incentive Plan

General

The 2009 Plan provides for grants of stock options, stock appreciation rights, or SARs, restricted stock and performance units, all of which are sometimes referred to individually or collectively as Awards, to employees, consultants, non-employee directors of our company and its subsidiaries. Stock options may be either “incentive stock options”, or ISOs, as defined in Section 422 of the Internal Revenue Code, or non-qualified stock options, or NQSOs.

Plan Administration; Amendment and Termination

The Board and/or one or more of its committees shall administer the 2009 Plan in accordance with applicable law, referred to as the Administrator. The Administrator may, amend, suspend or terminate any portion of the 2009 Plan for any reason, but must obtain stockholder consent for any material amendments to the 2009 Plan, or the consent of affected plan participants if any such action alters or impairs any obligations regarding Awards that have been granted. The 2009 Plan terminates in 2019. However, such termination will not affect Awards granted under the 2009 Plan prior to termination.

Reversion of Shares to the Plan

When Awards made under the 2009 Plan expire or are forfeited, the underlying shares will become available for future Awards under the 2009 Plan. Shares awarded and delivered under the 2009 Plan may be authorized but unissued, or reacquired shares.

Eligibility for Awards

Employees, consultants and non-employee directors of our company or its subsidiaries may be granted Awards under the 2009 Plan. We currently have about 930 employees, fewer than ten consultants and five non-employee directors. The Administrator determines which individuals will receive Awards, as well as the number and composition of each Award. Awards under the 2009 Plan may consist of a single type or any combination of the types of Awards permissible under the 2009 Plan as determined by the Administrator, or by the full Board in the case of Awards to non-employee directors. These decisions may be based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, his/her potential contributions to our success, and other factors.

Exercise Price Limitations

The Administrator will determine the exercise price for the shares underlying each Award on the date the Award is granted. The exercise price for shares under an ISO may not be less than 100% of fair market value on the date the Award is granted under Section 422 of the Internal Revenue Code, or the Code. Similarly, under the terms of the 2009 Plan, the exercise price for SARs and NQSOs may not be less than 100% of fair market value on the date of grant. There is no minimum exercise price prescribed for restricted stock and performance units awarded under the 2009 Plan. However, no more than 1,000 shares may be granted under the 2009 Plan pursuant to “full-value” Awards, which includes both restricted stock and performance units.

No Material Amendments or Re-Pricing Without Stockholder Approval

Except for adjustments upon changes in capitalization, dissolution, merger or asset sale, the 2009 Plan prohibits our company from making any material amendments to the 2009 Plan or decreasing the exercise price or purchase price of any outstanding Award, including by means of cancellation or re-grant, without stockholder approval.

Individual Grant Limits

No participant may be granted Awards in any one year to purchase more than an aggregate of 200,000 shares. Such limitation is subject to proportional adjustment in connection with any change in our capitalization as described in the 2009 Plan.

Award Exercise; Payment of Exercise Price

The Administrator will determine when Awards become exercisable. However, no Award may have a term longer than ten years from the date of grant unless otherwise approved by our stockholders, and no Award may be exercised after expiration of its term. Payment for any shares issued upon exercise of an Award shall be specified in each participant’s Award agreement, and may be made by cash, check or other means specified in the 2009 Plan.

Tax Withholding

We shall have the right to deduct or withhold or require a participant to remit to us an amount sufficient to satisfy federal, state, local and any applicable foreign taxes (including FICA obligations, if applicable) required to be withheld with respect to the grant, exercise or vesting of any Award.

Effect of Termination, Death, or Disability

If a participant’s employment, consulting arrangement, or service as a non-employee director terminates for any reason, vesting of ISOs, NQSOs and SARs generally will stop as of the effective termination date. Participants generally have three months from their termination date to exercise vested unexercised options and SARs before they expire. Longer post-termination exercise periods apply in the event the termination of employment or cessation of service results from death or disability. If a participant is dismissed for cause, the right to exercise shall terminate five business days following the participant’s receipt of written notice from us of the participant’s termination.

Non-Transferability of Awards

Unless otherwise determined by the Administrator, Awards granted under the 2009 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised by the participant only during the participant’s lifetime.

Stock Appreciation Rights

Under the 2009 Plan, SARs may be settled in shares or cash and must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR. For example, assume a participant is granted 100 SARs with an exercise price of $10 and assume the SARs are later exercised when the fair market value of the underlying shares is $20 per share. At exercise, the participant is entitled to receive 50 shares [(($20 – $10) x 100) / $20], or $1,000 in cash (50 x $20).

Restricted Stock

The 2009 Plan also permits us to grant restricted stock. The Administrator has discretion to establish periods of restriction during which shares awarded remain subject to forfeiture or our right to repurchase if the participant’s employment terminates for any reason, including death or disability. Restrictions may be based on the passage of time, the achievement of specific performance objectives, or other measures as determined by the Administrator in its discretion. During periods of restriction, a participant has the right to vote his/her restricted stock and to receive distributions and dividends, if any, but may not sell or transfer any such shares.

Performance Units

The 2009 Plan also permits us to grant performance units that are payable in our shares or in cash. Each performance unit is equivalent in value to one share of our common stock. Depending on the number of performance units that become vested at the end of the performance period, the equivalent number of shares are payable to the participant, or the equivalent value in cash. The performance goals may be based on our company’s performance and/or individual performance objectives as determined by the Administrator. The 2009 Plan is designed to permit us to pay compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

Changes in Capitalization; Change of Control

The 2009 Plan provides for exercise price and quantity adjustments if we declare a stock dividend or stock split. Also, vesting or restriction periods may be accelerated if we merge with another entity that does not either assume the outstanding Awards or substitute equivalent Awards. In such case, vesting will be accelerated ten days prior to the consummation of the Change in Control and the Award will terminate and no longer be exercisable upon consummation. We have employment arrangements with certain executive officers that provide for accelerated vesting of stock options.

Participation in the Plan

Except as otherwise provided in the 2009 Plan, the grant of Awards is subject to the discretion of the Administrator. No determinations have been made with respect to future awards under the 2009 Plan.

U.S. Federal Income Tax Consequences

Option Grants

Options granted under the 2009 Plan may be either ISOs, which are intended to satisfy the requirements of Section 422 of the Code, or NQSOs, which are not intended to meet those requirements. The Federal income tax treatment for NQSOs and ISOs is summarized below.

Non-Qualified Stock Options

No taxable income is recognized by an optionee upon the grant of an NQSO. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. Our company and the optionee are required to satisfy the tax withholding requirements applicable to that income, unless the optionee is a non-employee director or consultant, where in such case tax withholding is not required. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to exercised NQSOs.

Incentive Stock Options

No taxable income is recognized by an optionee upon the grant of an ISO. Generally, the optionee will not recognize ordinary income in the year in which the option is exercised, although the optionee’s gain from exercise may be subject to alternative minimum tax. If the optionee sells the underlying shares acquired from the option within two years after the option grant date or within one year of the option exercise date, then the sale is treated as a disqualifying disposition and the optionee will be taxed in the year of disposition on the gain from exercise, but not exceeding the gain from disposition as ordinary income and the balance of the gain from disposition, if any, as short-term or long-term capital gain. We will be entitled to an income tax deduction that equals the amount of the optionee’s compensatory ordinary income. If the optionee does not make a disqualifying disposition, then we will not be entitled to a tax deduction.

Stock Appreciation Rights

No taxable income is recognized by an optionee upon the grant of a SAR. The participant will recognize ordinary income in the year in which the SAR is exercised. The amount of ordinary income will be fair market value of the shares received or the cash payment. Our company and the participant are required to satisfy the applicable tax withholding requirements, unless the participant is a non-employee director, where in such case tax withholding is not required. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to exercised SARs.

Restricted Shares Plan

The tax principles applicable to the issuance of restricted shares under the 2009 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants in that they are both governed by Section 83 of the Code. Generally, when the restriction lapses, the grantee will have ordinary income equal to the difference between the fair market value of the shares on the vesting date and any amount paid for the shares. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the difference between the fair market value of the granted shares on the grant date and any amount paid for the shares. If the Section 83(b) election is made, the grantee will not recognize any additional compensation income when the restriction lapses, but may have capital gain income or loss upon sale of the shares. We will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes such income.

Performance Units

Generally, a plan participant who is granted performance units will recognize ordinary income in the year payment occurs. The income recognized will generally be equal to the fair market value of the shares received or to the cash payment. We will generally be entitled to an income tax deduction equal to the income recognized by the participant on the payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with the exercise of both ISOs and NQSOs granted with exercise prices equal to the fair market value of the shares on the grant date will not be subject to the Code Section 162(m) $1 million limitation per covered individual on the deductibility of the compensation paid to our executive officers.

Stockholder Approval

We are seeking stockholder approval of the 2009 Plan, including the shares reserved under the 2009 Plan. The Board believes that it is in our best interest to have an equity incentive program. The 2009 Plan provides a meaningful opportunity for employees, consultants and non-employee directors to acquire a proprietary interest in our company, thereby encouraging those individuals to remain in our service and more closely align their interests with those of the stockholders. A copy of the 2009 Plan is attached hereto as Exhibit A.

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting is required to approve this proposal. If you are present in person or represented by proxy at the meeting and abstain from voting on this proposal, it has the same effect as if you voted against the proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

Equity Compensation Plan Information

The following table is provided as additional information on our equity compensation plans. The information is as of March 31, 2009.

Number of Securities
Remaining Available for
Future Issuance under
	Number of Securities to be		Weighted-Average		Equity Compensation
	Issued upon Exercise of		Exercise Price of		Plans (excluding
	Outstanding Options,		Outstanding Options,		Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		Column (a))

Equity compensation plans approved by securityholders	6,128,469	(1)	$8.42	(2)	—	(3)
Equity compensation plans not approved by securityholders	—		—		—

Total	6,128,469		$8.42		—

(1)	Includes options to purchase 107,057 shares of our common stock with a weighted average exercise price of $12.03 per share that were assumed in business combinations. Also includes 64,900 shares issuable upon vesting of restricted stock units granted under the 1999 Equity Incentive Plan. The remaining balance consists of outstanding stock option grants.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

(3)	The 1999 Equity Incentive Plan expired in May 2009. On June 5, 2009, our Board approved the adoption of the 2009 Plan. The 2009 Plan is subject to stockholder approval. Therefore, as of the date of the filing of this proxy statement, there were no shares available for grant.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO Seidman, LLP, or BDO, as the independent registered public accounting firm to conduct the audit for our fiscal year ending March 31, 2010 and has further directed that management submit the selection for ratification by the stockholders at the Annual Meeting. Representatives of BDO are not expected to be present at the Annual Meeting, and, consequently, will not have an opportunity to make a statement and will not be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows the fees for audit and other services provided by BDO, our independent registered public accounting firm, for fiscal years 2009 and 2008. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by BDO, but include out-of-pocket expenses. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2009 Fees	2008 Fees

Audit Fees	$1,499,335	$1,908,274
Audit-Related Fees	—	—
Tax Fees	1,114	—
All Other Fees	—	—

Total	$1,500,449	$1,908,274

Audit Fees:  This category includes the audit of our annual financial statements, audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q and statutory audits required by non-US jurisdictions. Additionally, for fiscal 2008, this category included fees for advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, fees for a comfort letter provided in connection with a cancelled convertible debt offering and for an employee stock registration statement.

Tax Fees:  For fiscal 2009, this category consists of services for international tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the rendering of non-audit services by BDO is compatible with maintaining its independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of July 13, 2009 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Unless otherwise indicated, the address for each listed stockholder is: c/o IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035.

	Beneficial
	Ownership(1)
	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Total

Directors and Executive Officers
Nathan Zommer(2)	8,153,664	25.4%
Peter H. Ingram(3)	591,184	1.9%
Uzi Sasson(4)	355,349	1.1%
Donald L. Feucht(5)	176,250	*
Samuel Kory(6)	144,500	*
S. Joon Lee(7)	181,250	*
Timothy A. Richardson(8)	55,000	*
James M. Thorburn(9)	60,172	*
All current directors and executive officers as a group (8 persons)(10)	9,717,369	29.2%

5% Stockholders
Security Investors, LLC(11)	4,418,784	14.4%
One Security Benefit Place Topeka, Kansas 66636
Columbia Wagner Asset Management L.P.(12)	2,035,000	6.6%
227 West Monroe Street, Suite 3000 Chicago, Il 60606
Sharkz L.P.(13)	2,000,000	6.5%
Bank of America Corporation and certain affiliates(14)	1,834,024	6.0%
100 North Tryon Street, Floor 25, Bank of America Corporate Center Charlotte, NC 28255
Dimensional Fund Advisors L.P.(15)	1,710,386	5.6%
Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746

*	Represents less than 1%.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,792,680 shares outstanding on July 13, 2009, adjusted as required by rules promulgated by the SEC.

(2)	Includes an aggregate of 2,000,000 shares held by Sharkz L.P., a partnership controlled by Dr. Zommer, and 12,360 shares held by or on behalf of Dr. Zommer’s minor child. Also includes 1,332,500 shares Dr. Zommer has the right to acquire within 60 days of July 13, 2009. 2,050,000 shares are pledged as security for a loan.

(3)	Includes 288,000 shares Mr. Ingram has the right to acquire within 60 days of July 13, 2009.

(4)	Includes 330,000 shares Mr. Sasson has the right to acquire within 60 days of July 13, 2009.

(5)	Includes an aggregate of 2,000 shares held by or on behalf of Mr. Feucht’s wife, as to which Mr. Feucht disclaims beneficial ownership. Also includes 156,250 shares Mr. Feucht has the right to acquire within 60 days of July 13, 2009.

(6)	Includes 133,250 shares Mr. Kory has the right to acquire within 60 days of July 13, 2009.

(7)	Includes 181,250 shares Mr. Lee has the right to acquire within 60 days of July 13, 2009.

(8)	Consists of 55,000 shares Mr. Richardson has the right to acquire within 60 days of July 13, 2009.

(9)	Includes 55,000 shares Mr. Thorburn has the right to acquire within 60 days of July 13, 2009.

(10)	Includes 2,531,250 shares that current directors and executive officers have the right to acquire within 60 days of July 13, 2009.

(11)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009.

(12)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2009.

(13)	These shares are also included in the number of shares reported for Dr. Zommer. Dr. Zommer is the general partner of Sharkz L.P. and has sole voting and investment power over the shares of common stock it holds.

(14)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009 by Bank of America Corporation (“BofA”), NB Holdings Corporation (“NBHC”), BAC North America Holding Company (“BACNA”), BANA Holding Corporation (“BANAHC”), Bank of America, NA (“BofANA”), Columbia Management Group, LLC (“CMG”), Columbia Management Advisors, LLC (“CMA”), Banc of America Securities Holdings Corporation (“SHC”), Banc of America Securities LLC (“BofAS”) and Banc of America Investment Advisors, Inc. (“BofAIAI”). The Schedule 13G reports that on December 31, 2008, (a) each of BofA and NBHC had shared voting power and shared dispositive power over 1,344,392 and 1,834,024 shares, respectively; (b) each of BACNA and BANAHC had shared voting power and shared dispositive power over 1,344,201 and 1,833,833 shares, respectively; (c) BofANA had sole voting power, shared voting power, sole dispositive power and shared dispositive power over 10,662, 1,333,539, 10,662 and 1,823,171 shares, respectively; (d) CMG had shared voting and shared dispositive power over 1,306,076 and 1,823,171 shares, respectively; (e) CMA had sole voting power, sole dispositive power and shared dispositive power over 1,306,076, 1,820,571 and 2,600 shares, respectively; (f) SHC had both shared voting and shared dispositive power over 191 shares; BofAS had both sole voting and sole dispositive power over 191 shares; and (g) BofAIAI has shared voting power over 33 shares.

(15)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2009. The Schedule 13G reports that on December 31, 2008, Dimensional Fund Advisors L.P. had sole voting power and sole dispositive power over 1,622,697 and 1,710,386 shares, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or the 1934 Act, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on such forms, during fiscal 2009, all Section 16(a) reports were timely filed, except for one report on Form 4 reporting a sale by Peter Ingram and one report on Form 4 reporting a purchase by James Thorburn.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis should be read along with the tables and text under “Executive Compensation” that follow hereafter. Throughout this discussion and analysis, the “Committee” refers to the Compensation Committee and “executives” refers to our executive officers. Generally, the Committee limits its deliberations to individuals determined by the Board to be executive officers under the rules of the SEC. The compensation of other employees is determined under the direction of the Chief Executive Officer and the Chief Operating Officer.

Our Compensation Philosophy

Our success begins with our culture of innovation, cooperation and efficiency. Our compensation programs are designed to support this culture by allowing us to:

•	Motivate and reward performance. We believe that compensation should vary with performance, and that a significant portion of an executive’s pay should be linked to individual and corporate performance.

•	Align employee pay with stockholder objectives. We believe that our pay program should connect executives’ interests with stockholders’ interests. In particular, we believe that pay should reward executives for growing the market value of our company’s stock.

•	Manage resources efficiently. Compensation is a significant expense, which should be managed appropriately to achieve our executive reward and retention goals while also protecting stockholder interests.

•	Attract and retain personnel. The semiconductor industry is a competitive landscape, where experienced and talented employees are in demand. Executive compensation must be competitive to attract and retain the individuals we need to lead our business.

Our Executive Compensation Program

Our executive compensation program consists of five components:

•	Salary

•	Performance bonuses

•	Other cash bonuses

•	Equity compensation

•	Employee benefits

•	Severance and change-in-control compensation

Our philosophy is to offer competitive salaries to our executives and to provide significant rewards through incentive pay. Incentive cash opportunities are calibrated to be competitive when performance objectives are achieved and are primarily intended to reward for performance during the corresponding fiscal year. Exceptional rewards may be provided through equity compensation, but only to the degree that our stock price appreciation is strong. Equity compensation is intended to reward for long-term performance, in the expectation that is likely to constitute a significant sum in the event of long-term growth in the profitability of our company. In determining executive compensation, the Committee reflects on compensation in immediately preceding years, but considers every year to be a new page where goals and potential compensation could be substantially changed. In general, we place more emphasis on cash performance bonuses and stock options than on salary. While we offer competitive salaries, we believe we can create a stronger link between pay and performance by directing executive pay towards incentive cash compensation and equity rewards. For our two most senior executives, we expect that salary will constitute less than half of the total annual compensation. The Committee does not use an approach based on rigorous adherence to specific metrics, instead exercising a significant degree of judgment.

Salaries

We provide salaries sufficient to attract and retain key executives. To determine the appropriate salary for an executive, the Committee considers a number of factors, including the executive’s responsibilities, experience, past performance, and expected future contribution to our company. The Committee also considers the salaries of executives in similar positions at comparable companies. Generally, in setting salaries the Committee seeks to pay competitive salaries and to provide the funds necessary for a current standard of living for the executive.

Performance Bonuses

Our performance bonus program is intended to provide economic incentives for executives to work for the achievement of objectives that the Committee believes will foster our growth and profitability. It rewards executives in light of their achievement of their performance objectives and for helping us achieve our annual financial goals. Each year, the Committee develops a performance bonus program for each of the two most senior executives. To establish these programs, the Committee considers the executive’s responsibilities and expected contributions to our company.

The performance bonus program is composed of a series of objectives, a set of weights for the objectives and, when the Committee believes that it can reasonably assess possible outcomes in advance, three potential bonus levels, consisting of a threshold level, a target level and a maximum level. The Committee considers each executive individually in setting objectives, weights and bonus levels. Objectives are set in light of the Committee’s views on the goals and challenges for our company and the individual for the corresponding fiscal year.

The Committee considers the bonus levels and objectives, along with the weights accorded the objectives, to be guidelines for the Committee to use in evaluating the bonuses to be paid to executives and for executives to use in understanding the goals of the Committee for their performance. The amount of the bonuses will be determined by the Committee in light of its evaluation of each executive’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider other factors in ultimately determining the amount of a bonus. Thus, the amount of any bonus is in the discretion of the Committee, to be determined after completion of the fiscal year.

Other Cash Bonuses

From time to time, the Committee has awarded cash bonuses outside of the performance bonus structure. These bonuses relate to circumstances unique to the individual and often to recognition for years of service to our company or for a specific level of achievement.

Equity

We believe equity-based compensation is critical to our overall pay program for executives. Equity-based compensation provides several significant advantages:

•	It allows us to provide exceptional potential rewards. Those exceptional rewards are realized, however, only if our growth is strong as evidenced by stock price appreciation and value is created for stockholders.

•	It creates a strong incentive for executives to improve financial results and take the right actions to increase our value over the long term. Because the ultimate value of the award varies with our stock price, which is in turn affected by our results, equity-based compensation creates a strong link between pay and performance.

•	It links executives’ interests directly with stockholders’, since rewards depend on stock performance.

Currently, the Committee views stock options in various forms as the best method to motivate our executives. Stock options encourage executives to focus on value creation, since stock options provide rewards only when our stock price increases. The vesting schedules we use delay rewards until the future, thereby maintaining incentives for our executives and helping us retain key talent. The Committee awarded restricted stock units for about a year, but management found that employees did not readily understand restricted stock units or react to the award as an incentive to same degree as with stock options. Stock options, having been in common use in the semiconductor industry for decades, were judged to be better understood and a more effective incentive. The Committee, therefore, reverted to the use of stock options.

Determining the Size of Individual Equity Incentive Awards

To determine the appropriate size of an executive’s equity incentive award, the Committee considers several factors, including the executive’s past performance and expected future contribution, the retention value of the executive’s prior unvested option grants and our growth and performance outlook.

Timing of Grants

Historically, executives generally received an equity incentive award following employment and, thereafter, a single equity incentive award each year. We do not grant re-load options, make loans to executives to exercise their stock options or grant stock options at a discount. The Committee generally grants equity incentives to our executives at regular quarterly meetings. The Committee does not have an express policy regarding the timing of grants to executives. The Board or the Committee may grant options when in possession of material non-public information.

Exercise Price

The exercise price of all stock option grants is at a minimum the closing price of a share of our common stock on Nasdaq on the date of grant.

Vesting

Equity incentive awards cannot be exercised until they vest. The principal purpose of vesting is to serve as an employee retention tool. Employees who leave before their awards vest lose any value in their unvested equity incentive awards. The vesting requirements for our executives are typically the same as those for our employees. Generally, our equity incentive awards vest in equal annual installments over a four year period or, in other words, at the rate of 25% per year.

Other Benefits

We provide our executive officers with a limited number of benefits not generally made available to all employees. These benefits primarily consist of car allowances, term life insurance and reimbursement for tax planning and the preparation of tax returns. These benefits for senior executives are a longstanding practice by our company and the Committee has viewed them as immaterial in amount. In the case of Dr. Zommer and Mr. Sasson, these benefits are required by the terms of their employment agreements. See “Executive Compensation — Employment Agreement.” In addition, as a director, Dr. Zommer receives a benefit accorded directors, the reimbursement of estate planning expenses.

Like all of our full-time employees, our executives are eligible to participate in our 1999 Employee Stock Purchase Plan, our 401(k) plan, and other health and welfare insurance programs. We believe we offer a competitive package of health and welfare programs. To ensure our total compensation package remains competitive with other companies, we compare our health and welfare benefits with the packages offered by other companies.

Severance and Change in Control Provisions

We have severance and change in control agreements with Dr. Zommer and Mr. Sasson. See “Executive Compensation — Potential Payments upon Termination or Change in Control.” The Committee believes that executive severance and change in control provisions are appropriate for our senior executives. These provisions are sometimes necessary to attract or retain key personnel and to assist executives in focusing on the best course for our company. The Committee has selected a double trigger in the event of a change in control for the payment of compensation, in the belief that incremental compensation is appropriate only if there is a loss of, or material change in, a position after a change in control.

Determining Executive Pay

After the end of each fiscal year, the Committee reviews our executive compensation program. The review involves the analysis of market pay practices, the assessment of our existing pay practices and the consideration of our goals for the future. As a result of this review, the executive compensation program for the next fiscal year is formulated.

At the same time as establishing the compensation program for the current year, the process of evaluating individual performance and making incentive cash compensation decisions for the prior fiscal year is also occurring. The CEO reviews the pay and performance of each executive other than himself and makes pay recommendations to the Committee for each of those executives. The Committee reviews those recommendations, taking into account:

•	The CEO’s assessment of the performance of each executive other than himself;

•	Each executive’s pay history and unvested equity incentives;

•	The difficulty of the executive’s role; and

•	Periodically, but not annually, executive pay at comparable companies.

As necessary, the Committee discusses changes to the CEO’s recommendations with the CEO and then approves compensation actions for each executive.

The Committee makes compensation decisions for the CEO separately without the CEO’s participation. The Committee evaluates the CEO’s performance in light of its judgment of results achieved. Input on our CEO’s performance is also solicited from the other members of the Board.

At the end of this process, the Committee’s decisions included the following compensation actions for our two most senior executives:

•	Objectives, weights and bonus levels for the performance bonus programs for the current fiscal year;

•	Any changes to salary; and

•	The amount of any equity incentive awards for the fiscal year.

The decisions of the Committee were then communicated to the executives by the Chairman of the Committee.

The Committee did not retain an executive compensation consultant during fiscal 2009.

Executive Compensation Consulting

From time to time, the Committee engages an executive compensation consulting firm, Presidio Pay Advisors, Inc. The firm gathers and analyzes third-party data about the compensation practices of our peer companies against which we measure our compensation and provides advice on compensation issues identified by the Committee. Presidio Pay Advisors, Inc. reports directly to the Committee and works solely for the Committee. Our company has not employed other compensation consultants.

Compensation Benchmarking

In setting executive pay, we are mindful of the competitive market. To gauge our pay against our competitors and against the broader marketplace, the Committee has, from time to time, requested our compensation consultant to provide us with survey information of the pay practices generally occurring in the semiconductor industry. In fiscal 2007, to determine our peer companies, the Committee looked at survey data on public companies in the business of manufacturing semiconductors that had annual revenues similar to ours, most of which were in the range of $150 million to $300 million. These companies were:

Actel Corporation	ESS Technology	Pixelworks, Inc.
Applied Micro Circuits Corp.	Genesis Microchip Inc.	PMC-Sierra, Inc.
Atheros Communications, Inc.	Helix Technology Corporation	Semtech Corp.
ATMI Inc.	Integrated Silicon Solution	Silicon Image, Inc.
Cirrus Logic, Inc.	Mattson Technology Inc.	SimpleTech, Inc.
Cohu Inc.	Micrel, Inc.	Standard Microsystems Corp.
Diodes, Inc.	Microsemi Corporation	Vitesse Semiconductor Corp.

In fiscal 2008, the Committee examined survey data on the semiconductor industry generally, while checking pay practices at a small subset of the above peer group companies. In each year, the compensation data obtained from an external business was provided by Presidio Pay Advisors, Inc. In fiscal 2009, the Committee did not review any data on pay practices at peer companies.

Executive Pay Decisions for Fiscal 2009 and Fiscal 2010

Salary

For fiscal 2009, the Committee set Dr. Zommer’s annual salary at $566,000 and Mr. Sasson’s annual salary at $330,000, the same salaries that they received in fiscal 2008. As in past years, the Committee considered the responsibilities of the executives beyond those typically associated with their roles; in particular, that Dr. Zommer served as the senior technical executive of our company and that Mr. Sasson bore significant operational responsibilities and served as the senior sales executive of our company. In light of the economic downturn, for pay periods after November 15, 2008, the salaries of Dr. Zommer and Mr. Sasson were reduced by 10% to annual rates of $509,400 and $297,000, respectively. During fiscal 2009, in accordance with our general policy for employees, Mr. Sasson cashed out vacation days for a payment of $12,692. Mr. Ingram’s fiscal 2009 salary was the same as his fiscal 2008 salary.

To date during fiscal 2010, the salaries of Dr. Zommer and Mr. Sasson remain at the reduced rates and Mr. Ingram’s salary is unchanged. If economic conditions improve during the course of the fiscal year, the salaries of Dr. Zommer and Mr. Sasson could be restored to their prior levels.

Performance Bonuses

For fiscal 2009, the Committee set the bonus levels of incentive cash compensation for Messrs. Zommer and Sasson, to be consistent with the objective that the majority of the executives’ compensation be incentive based. No action was taken to establish a performance bonus for Mr. Ingram for fiscal 2009.

In establishing the performance bonus program for fiscal 2009, the Committee set three different potential levels for Dr. Zommer’s bonus as follows: threshold, $55,000; target, $550,000; and maximum, $1,100,000. Similarly, the Committee set three different potential levels for Mr. Sasson’s performance bonus, which are as follows: threshold, $25,000; target, $250,000; and maximum, $500,000. For both executives, the set of objectives consisted of four quantitative objectives and one qualitative objective, with the same weights accorded each objective. Each quantitative objective consisted of three numbers, with a number corresponding to each of the concepts of threshold, target and maximum.

The fiscal 2009 objectives, weights and levels were as follows:

		Threshold	Target	Maximum
Objective	Weight	Level	Level	Level
	(Dollars in millions)

Net revenues	25%	$310	$320	$335
Gross margin	30%	29.2%	30.0%	31.2%
Cash flow from operations	20%	$20	$28	$35
Return on assets	10%	4.0%	6.0%	8.0%
Overall performance	15%

After the end of fiscal 2009, the Committee exercised discretion in determining the amount of the performance bonuses awarded to Dr. Zommer and Mr. Sasson for the year. In reviewing performance in comparison to the quantitative objectives, the Committee concluded that only the objective for cash flow from operations had been achieved in any respect and that such objective had been met at the threshold level. Regarding overall performance, the Committee evaluated the objective in light of the effects of the economic downturn on the second half of the year and management’s actions to address the downturn. The Committee concluded that, in light of the economic challenges, overall performance should be recognized at target and accorded the objective its full weight at that level. For each executive, the Committee then went through the process of multiplying the weight for each objective against the bonus payable at the level of performance achieved for such objective and then added the results to obtain a total. After reviewing the results of that process, the Committee awarded Dr. Zommer a bonus of $100,000 for fiscal 2009, which represented 18.2% of his target level amount. Mr. Sasson was awarded a bonus of $50,000, which constituted 20.0% of his target level amount.

In establishing the fiscal 2010 performance compensation program, the Committee found it impractical to set quantitative measures of performance that would provide meaningful incentives for the executives, given the uncertain and unpredictable nature of the economic environment. Consequently, the Committee decided not to set minimum, target and maximum levels for each of the quantitative objectives. In making the decision, the Committee obtained the advice of Presidio Pay Advisors, Inc. regarding the proposed fiscal 2010 program and the adjustments that technology companies were making to address economic uncertainty. A target award was set for Dr. Zommer and Mr. Sasson, along with objectives and weights for the objectives. For Dr. Zommer, the target award is $300,000. For Mr. Sasson, it is $150,000. For each executive, his maximum potential award is twice the amount of his target award. The fiscal 2010 objectives, and weights for the objectives, for each of the executives are as follows:

Objective	Nathan Zommer	Uzi Sasson

Net revenues	25%	25%
Gross margin	25%	25%
Cash flow from operations	20%	25%
Return on assets	10%	10%
Discretionary	20%	15%

Each of the first four objectives will be evaluated by reference to quantitative results. The fifth objective will be evaluated qualitatively.

Other Cash Bonuses

In fiscal 2009, the Committee awarded Mr. Ingram a bonus of $20,000. The bonus was awarded upon the recommendation of Dr. Zommer, who concluded that Mr. Ingram’s performance warranted the payment, particularly in light of the absence of any increase in his salary in recent years.

Equity

In fiscal 2009, the Committee granted stock options to Messrs. Zommer, Sasson and Ingram. The size of the awards reflected past individual and company performance and expected future contribution. The Committee granted Dr. Zommer an option for 170,000 shares, Mr. Sasson options for 270,000 shares and Mr. Ingram an option for 30,000 shares. In Mr. Sasson’s case, the grants also reflected the Committee’s objective to substantially increase Mr. Sasson’s participation in any appreciation of our common stock, as his equity incentives were limited when compared to the other executive officers.

Tax and Accounting Implications

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxes in a year with respect to our executive officers. Section 162(m) limits the types of compensation that are deductible resulting in some compensation that does not qualify as tax deductible. While the Committee is mindful of the benefit to our company performance of full deductibility of compensation, we believe the Committee must not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Committee has not adopted a policy that requires that all compensation be deductible. The Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and the stockholders.

We adopted SFAS No. 123(R), effective April 1, 2007. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. We use the Black-Scholes pricing model to estimate the fair value of each award.

Summary Compensation Table

The following table shows for the fiscal year ended March 31, 2009, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and our other executive officer, together referred to as our Named Executive Officers, at March 31, 2009.

Summary Compensation Table for Fiscal 2009, 2008 and 2007

							Change in
							Pension Value
							and Nonqualified
							Deferred
					Stock	Option	Compensation	All Other
		Salary		Bonus	Awards	Awards	Earnings	Compensation
Name and Principal Position	Year	($)		($)	($)(1)	($)(1)	($)	($)		Total ($)

Nathan Zommer	2009	544,231		100,000	121,625	310,910	—	16,138	(2)	1,092,904
Chairman of the Board,	2008	566,000		700,000	121,625	162,895		33,263		1,583,783
President and Chief	2007	510,000		400,000	107,257	216,160		52,461		1,285,878
Executive Officer
Uzi Sasson	2009	330,000	(3)	50,000	117,875	332,949	—	12,483	(5)	843,307
Vice President, Chief	2008	341,538	(4)	276,000	117,875	286,352		13,204		1,034,969
Operating Officer and	2007	300,000		—	91,197	196,920		19,389		607,506
Chief Financial Officer
Peter H. Ingram(6)	2009	254,255		20,000	—	3,675	4,932	12,237	(7)	295,099
President of European	2008	254,255		—		9,186	—	10,664		274,105
Operations	2007	232,616		15,081		66,828	9,527	6,955		331,007

(1)	No executive officer forfeited any rights during fiscal 2009. Note 3 of the Notes to Consolidated Financial Statements set forth in our Annual Reports on Form 10-K for the years ended March 31, 2009 and 2008 discloses the assumptions made in valuing the rights.

(2)	For fiscal 2009, includes car expense of $7,453 and $6,900 in contributions by our company matching certain of Dr. Zommer’s 401(k) plan contributions. All other compensation also includes telephone service, and bill paying and bookkeeping services. For fiscal 2009, bill paying and bookkeeping services were valued based on an estimate of the hours involved and the hourly rate of the person providing the services.

(3)	For fiscal 2009, includes vacation cash-out of $12,692.

(4)	For fiscal 2008, includes vacation cash-out of $11,538.

(5)	For fiscal 2009, represents car expense.

(6)	Mr. Ingram is paid in euros. For fiscal 2009 and fiscal 2008, his compensation was converted into dollars at the rate of 1.41 dollars per Euro, the conversion rate used in our consolidated statement of operations for fiscal 2009 and fiscal 2008. For fiscal 2007, his compensation was converted into dollars at the rate of 1.29 dollars per Euro, the conversion rate used in our consolidated statement of operations for fiscal 2007. The change in the value of Mr. Ingram’s rights under the German deferred benefit plan for fiscal 2009 was $4,932.

(7)	For fiscal 2009, represents car expense.

We provide, or reimburse for, a car for each of our executive officers, including associated expenses such as insurance, registration, maintenance and gasoline. Our directors, excluding Dr. Zommer, are reimbursed for their estate planning and tax planning and return preparation expenses. We pay for telephone service for a house owned by Dr. Zommer near our corporate offices, where employees stay on occasion when visiting our corporate offices. Because Dr. Zommer is single and spends significant time traveling to our worldwide locations and customers, we provide bill paying and bookkeeping services to Dr. Zommer.

Employment Agreements

Dr. Zommer and Mr. Sasson are the only executive officers who have employment agreements. Each agreement was executed in July 2009, effective as of August 1, 2009, and terminates July 31, 2012.

Dr. Zommer’s agreement provides that he will be paid an annual base salary of at least $566,000 and that he will be considered for an annual performance bonus, as determined by the Board in its discretion. He is to receive the benefits made available to senior executives generally, as well as the following specifically described in his agreement: an annual medical exam; term insurance in the amount of $1,000,000 on his life, payable to his designee; the services of a personal tax or investment advisor, in an amount not to exceed $2,000 per year; the use of a car, of make and model determined by Dr. Zommer and the Board, including maintenance, gas and insurance; 10 hours per month of bill paying and bookkeeping services; and annual vacation in an amount equal to 15 days plus one-half day for each full year of service after June 1, 2003. Additionally, Dr. Zommer is entitled to the payments and benefits described in “Potential Payments upon Termination or Change in Control,” upon the events described there. During fiscal 2007, Dr. Zommer caused the term life insurance provided pursuant to his agreement to be cancelled. With Dr. Zommer’s consent, his salary is currently being paid at a rate that is 10% less than the rate provided in his agreement.

Mr. Sasson’s agreement provides that he will be paid an annual base salary of at least $330,000 and that he will be considered for an annual performance bonus, as determined by the Board in its discretion. He is to receive the benefits made available to senior executives generally, as well as the following specifically described in his agreement: an annual medical exam; term insurance in the amount of $1,000,000 on his life, payable to his designee; the services of a personal tax or investment advisor, in an amount not to exceed $2,000 per year; the use of a car, of make and model determined by Mr. Sasson and the Board, including maintenance, gas and insurance; and annual vacation in an amount equal to 15 days. Additionally, Mr. Sasson is entitled to the payments and benefits described in “Potential Payments upon Termination or Change in Control,” upon the events described there. With Mr. Sasson’s consent, his salary is currently being paid at a rate that is 10% less than the rate provided in his agreement.

Grants of Plan-Based Awards

The following table provides information regarding all incentive plan awards that were made to or earned by our Named Executive Officers during fiscal 2009.

Grants of Plan-Based Awards in Fiscal 2009

		Estimated Future Payouts			All Other Option
		Under			Awards:	Exercise or		Grant Date
		Non-Equity Incentive Plan			Number of	Base Price		Fair Value
		Awards(1)			Securities	of Option		of Stock and
		Threshold	Target		Underlying Options	Awards		Option Awards
Name	Grant Date	($)	($)	Maximum ($)	(#)	($/Sh)		($)

Nathan Zommer	9/5/08	55,000	550,000	1,100,000	170,000	12.65	(2)	779,044
Uzi Sasson	9/5/08 11/13/08	25,000	250,000	500,000	120,000 150,000	11.50 6.53		590,490 441,371
Peter H. Ingram	2/12/2009	—	—	—	30,000	7.97		108,013

(1)	These amounts constitute the performance bonus amounts for fiscal 2009, which were determined during the year.

(2)	Shares granted to Dr. Zommer were at an exercise price 10% above the market price on the date of grant.

Outstanding Equity Awards at Fiscal 2009 Year End

The following table shows for the fiscal year ended March 31, 2009, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)

Nathan Zommer	480,000			2.34	11/19/09
	20,000			20.90	12/11/10
	160,000			7.26	11/16/11
	280,000			7.79	11/15/12
	150,000			10.63	02/20/14
	100,000			15.81	06/02/15
	50,000	150,000	(2)	10.30	06/07/17
		170,000	(3)	12.65	09/05/18
						25,000	(4)	201,500
Uzi Sasson	30,000			6.65	08/20/14
	120,000			9.15	11/23/14
	75,000			14.37	06/02/15
	5,000	15,000	(5)	9.35	05/31/17
	30,000	90,000	(6)	9.36	06/07/17
		120,000	(7)	11.50	09/05/18
		150,000	(8)	6.53	11/13/18
						15,000	(9)	120,900
						10,000	(10)	80,600
Peter H. Ingram	120,000			3.63	01/21/10	—		—
	10,000			6.60	11/16/11
	60,000			4.64	07/22/12
	40,000			7.08	11/15/12
	28,000			6.75	08/08/13
	30,000			14.37	06/02/15
		30,000	(11)	7.97	02/12/19

(1)	Based on the closing price of $8.06 on the Nasdaq Global Market on March 31, 2009.

(2)	50,000 shares vest on each anniversary of June 7.

(3)	42,500 shares vest on each anniversary of September 5.

(4)	12,500 shares vest on each anniversary of May 12.

(5)	5,000 shares vest on each anniversary of May 31.

(6)	30,000 shares vest on each anniversary of June 7.

(7)	30,000 shares vest on each anniversary of September 5.

(8)	37,500 shares vest on each anniversary of November 13.

(9)	7,500 shares vest on each anniversary of May 12.

(10)	5,000 shares vest on each anniversary of August 24.

(11)	7,500 shares vest on each anniversary of February 12.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Nathan Zommer	—	—	12,500	94,375
Uzi Sasson	—	—	12,500	123,375
Peter H. Ingram	53,000	283,285	—	—

Post-Employment Compensation

The following table shows for the fiscal year ended March 31, 2009, certain information regarding pension benefits for the only Named Executive Officer who is entitled to such benefits.

Pension Benefits for Fiscal 2009

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Peter H. Ingram	Defined Benefit Plan	25	341,890	—

Mr. Ingram is an employee of our German subsidiary and participates in the defined benefit plan of our German subsidiary. In 1992, the subsidiary awarded Mr. Ingram pension rights under which he will be entitled to receive a payment of €1,471, or $2,074, per month as his pension on retirement. Under the terms of the plan, his right to pension payments has fully vested. Further years of service will not increase his pension benefit. He may initiate pension payments upon retirement, but the amount of each payment that he would receive for the remainder of his life would be reduced by 0.5% for each month prior to age 63 that he commenced the payments, up to a maximum reduction of 6%. In the event of his death, his spouse would be entitled to payments equal to two-thirds of the payments that he would receive. Note 14 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended March 31, 2009 describes the defined benefit plan in which Mr. Ingram participates.

Potential Payments upon Termination or Change in Control

Dr. Zommer

Dr. Zommer’s employment agreement provides for certain payments and benefits in connection with termination of his employment or a change in control. In the event he is terminated without cause he is entitled to a single payment equal to one year’s salary. If he becomes disabled for three months in a six month period, his salary will continue to be paid, along with benefits, by us for a period of one year, after which his employment shall terminate. If his employment terminates, either without cause or for good reason, within one year of a change in control, he is entitled to a single payment from us equal to three times his average annual cash compensation over the last three years. Additionally, upon such event, he is entitled to a continuation of his benefits from us, both as provided to employees generally and as specifically described in his employment agreement, for a period of 18 months, as well as the immediate vesting of all unvested stock options.

Under his employment agreement, cause means conviction of any felony or any crime involving moral turpitude or dishonesty; participation in a fraud or act of dishonesty against our company; willful breach of our policies; intentional damage to our property; or breach of the employment agreement or any other agreement with us. Change in control means any reorganization, consolidation or merger in which we are not the surviving corporation or where our voting stock would be converted into cash, securities or other property, other than a merger where our stockholders have the same proportionate ownership of voting stock after the merger; the sale, exchange or other transfer to an unaffiliated third party of at least a majority of our voting stock; and the sale, lease, exchange or other transfer of all, or substantially all, of our assets. Good reason means reduction of his rate of salary compensation as in effect immediately prior to the change in control by more than five percent; failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which he is entitled to participate immediately prior to the change of control, except that employee contributions may be raised to the extent of any cost increases imposed by third parties, or any action by us that would adversely affect his participation or reduce his benefits under any of such plans; change in his responsibilities, authority, titles or offices resulting in diminution of position, excluding insubstantial, inadvertent actions and noting that the fact the Company is no longer public or the ultimate parent is not such a diminution; request that Dr. Zommer relocate to a worksite that is more than 35 miles from his prior worksite; material reduction in duties; failure or refusal of the successor company to assume our obligations under his employment agreement; or material breach by us or any successor company of any of the material provisions of his employment agreement.

The following table sets forth estimates of the value of the payments and the benefits that would have been receivable by Dr. Zommer under his employment agreement in connection with termination or a change in control as of March 31, 2009.

				Termination
				without Cause
				or For Good
	Involuntary			Reason within
Executive Benefits and	Termination	Involuntary		One Year
Payments upon Termination	Without	Termination		after Change
or Change in Control	Cause	For Cause	Disability	in Control
(1)	($)	($)	($)	($)

Cash payment	544,231	—	544,231	2,820,231	(2)
Vesting of stock awards(3)	—	—	100,750	201,500
Vesting of option awards	—	—	—	—
401(k) match(4)	—	—	6,900	10,350
Car expense(4)	—	—	7,453	11,180
Health insurance(4)	—	—	9,011	13,517
Other benefits(4)(5)	—	—	6,256	9,384
Total	544,231	—	674,601	3,066,162

(1)	Based on salary paid during fiscal 2009 and the amounts for benefits during fiscal 2009.

(2)	Based on the three fiscal years ended March 31, 2009.

(3)	Represents the fair market value of stock awards that would become vested due to termination, based on closing price of a share of our common stock on March 31, 2009, which was $8.06. For disability, assumes one year of vesting.

(4)	Assumes one year of benefits for disability and eighteen months of benefits for termination after change in control. Benefits are estimated using fiscal 2009 historical data.

(5)	Consists of dental insurance, group life insurance, tax or investment advisor reimbursement (estimated at $2,000 per year), annual medical exam reimbursement (estimated at $1,000 per year), and bill paying and bookkeeping services.

Mr. Sasson

Mr. Sasson’s employment agreement provides for certain payments and benefits in connection with termination of his employment or a change in control. In the event he is terminated without cause, he is entitled to a single payment equal to one month’s salary for each year of service, but not less than six months nor more than twelve months of salary. If he becomes disabled for three months in a six month period, his salary will continue to be paid, along with benefits, by us for a period of one year, after which his employment shall terminate. If his employment terminates, either without cause or for good reason, within one year of a change in control, he is entitled to a single payment from us equal to two times his average annual cash compensation over the last three years. Additionally, upon such event, he is entitled to a continuation of his benefits from us, both as provided to employees generally and as specifically described in his employment agreement, for a period of 18 months, as well as the immediate vesting of all unvested stock options. Cause, change in control and good reason have definitions identical to those in Dr. Zommer’s agreement.

The following table sets forth estimates of the value of the payments and the benefits that would have been receivable by Mr. Sasson under his employment agreement in connection with termination or a change in control as of March 31, 2009.

				Termination
				without Cause
				or For Good
	Involuntary			Reason within
Executive Benefits and	Termination	Involuntary		One Year after
Payments upon Termination	Without	Termination		Change
or Change in Control	Cause	For Cause	Disability	in Control
(1)	($)	($)	($)	($)

Cash payment	330,000	—	330,000	865,025	(2)
Vesting of stock awards(3)	—	—	100,750	201,500
Vesting of option awards(3)	—	—	57,375	229,500
401(k) match(4)	—	—	—	—
Car expense(4)	—	—	12,483	18,725
Health insurance(4)	—	—	14,973	22,460
Other benefits(4)(5)	—	—	5,885	8,828
Total	330,000	—	521,466	1,346,038

(1)	Based on salary paid during fiscal 2009 and the amounts for benefits during fiscal 2009.

(2)	Based on the three fiscal years ended March 31, 2009.

(3)	Represents the fair market value of stock awards that would become vested due to termination or the value of the spread on options that would become exercisable due to termination, based on closing price of a share of our common stock on March 31, 2009, which was $8.06. For disability, assumes one year of vesting.

(4)	Assumes one year of benefits for disability and eighteen months of benefits for termination after change in control. Benefits are estimated using fiscal 2009 historical data.

(5)	Consists of dental insurance, group life insurance, tax or investment advisor reimbursement (estimated at $2,000 per year) and annual medical exam reimbursement (estimated at $1,000 per year), and bill paying and bookkeeping services.

Director Compensation

The following table shows for the fiscal year ended March 31, 2009 certain information with respect to the compensation of all of our non-employee directors:

Director Compensation for Fiscal 2009

	Fees Earned	Option	All Other
	or Paid in	Awards	Compensation	Total
Name	Cash ($)	($) (1)(2)	($) (3)	($)

Donald Feucht	64,350	95,669	1,972	161,991
Samuel Kory	57,525	95,669	1,725	154,919
S. Joon Lee	39,000	95,669	2,385	137,054
Timothy Richardson	52,650	128,061	—	180,711
James Thorburn	47,775	128,293	—	176,068

(1)	Note 3 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended March 31, 2009 discloses the assumptions made in valuing the rights.

(2)	The following table sets forth the FAS 123R grant date fair value of each equity award granted to directors in fiscal 2009:

		Number of Stock	Grant Date
Name	Grant Date	Options Granted	Fair Value

Donald Feucht	9/5/2008	20,000	$98,415
Samuel Kory	9/5/2008	20,000	$98,415
S. Joon Lee	9/5/2008	20,000	$98,415
Timothy Richardson	9/5/2008	20,000	$98,415
James Thorburn	9/5/2008	20,000	$98,415

The following table sets forth the number of outstanding option awards at March 31, 2009:

Number of Shares
Underlying Unexercised
Name	Options

Donald Feucht	156,250
Samuel Kory	155,000
S. Joon Lee	181,250
Timothy Richardson	70,000
James Thorburn	70,000

(3)	All other compensation represents reimbursements for expenses incurred in preparing the director’s personal income tax returns.

Each of the non-employee directors currently receives an annual retainer of $40,000. Additionally, each non-employee director is also paid a retainer for each additional committee of the Board on which he serves. The Chairs of the standing committees of the Board are paid retainers as follows: Chair of the Audit Committee, $15,000; Chair of the Compensation Committee, $10,000; and Chair of the Nominating and Corporate Governance Committee, $6,000. Other members of the standing committees are paid retainers as follows: Audit Committee member, $7,000; Compensation Committee member, $5,000; and Nominating and Corporate Governance Committee, $2,000. Additionally, each director is reimbursed for expenses incurred in preparing their personal income tax returns and estate planning matters. Meeting attendance fees are not paid.

If the 2009 Equity Incentive Plan is approved, options will be granted to directors from it. The plan provides for the grant of options to non-employee directors pursuant to a discretionary grant mechanism administered by the Board. Under current practice, each director receives an option to acquire 30,000 shares upon becoming a member of the Board, which vests in equal annual installments over four years, and, after the first year, an option to acquire

20,000 shares annually, which vests in monthly installments over one year. All non-employee director options will vest in full in connection with a change in control of our company. Each option has an exercise price equal to the fair market value of such common stock on the date of grant, based on the closing sales price reported on the Nasdaq Global Market for the date of grant.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

Section 4 of our Code of Ethics sets forth our policy regarding disclosure by an employee or director of a conflict of interest. A related party transaction would be a conflict of interest. Under Section 4 of our Code of Ethics, executive officers and directors are to disclose conflicts of interest to the Audit Committee. When transactions that fall within the coverage of Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934 are identified, they are submitted to the Audit Committee for review, approval or ratification, excepting indemnity agreements, the form of which was previously approved by the stockholders. Evidence of the policy is set forth in the Rule 4350(h) of The Nasdaq Stock Market. The Audit Committee considers transactions on a case-by-case basis in light of the applicable facts and circumstances, and has not developed specific standards for such review, approval or consideration. Review, approval or ratification is evidenced in the minutes of the Audit Committee. The policies and procedures are not otherwise set forth in writing.

Related Person Transactions

We have entered into indemnity agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as officers or directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Uzi Sasson
Secretary

August 7, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on September 10, 2009.

Copies of this proxy statement and of our annual report for the fiscal year ended March 31, 2009 are available at http://www.ixys.com/corporate/AnnualMeetingMaterials.asp.

You may also obtain such copies free of charge by writing to Uzi Sasson, Secretary, IXYS Corporation, 1590 Buckeye Drive, Milpitas, CA 95035.

EXHIBIT A

IXYS CORPORATION

2009 EQUITY INCENTIVE PLAN

(Effective June 5, 2009)

IXYS CORPORATION hereby adopts in its entirety the IXYS Corporation 2009 Equity Incentive (“Plan”), as of June 5, 2009 (“Plan Adoption Date”). Unless otherwise defined, terms with initial capital letters are defined in Section 2 below.

Section 1

BACKGROUND AND PURPOSE

1.1 Background  The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, and Performance Units.

1.2 Purpose of the Plan  The Plan is intended to attract, motivate and retain the following individuals: (a) employees of the Company or its Affiliates; (b) consultants who provide significant services to the Company or its Affiliates and (c) directors of the Company or any of its Affiliates who are employees of neither the Company nor any Affiliate. The Plan is also designed to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholder.

Section 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act shall include such section, any valid rules or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.

2.2 “Administrator” means, collectively the Board, and/or one or more Committees, and/or one or more executive officers of the Company designated by the Board to administer the Plan or specific portions thereof; provided, however, that Awards to Non-Employee Directors may only be administered by the Board as a whole but excluding any Employee Directors, and Awards to Section 16 Persons may only be administered by a committee of Independent Directors (as defined in Section 2.23). The Plan permits coextensive administrative authority; provided, however, that the scope of any such authority is specifically approved by the Board in accordance with the Plan.

2.3 “Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4 “Applicable Law” means the legal requirements relating to the administration of Options, SARs, Restricted Stock, Performance Units and similar incentive plans under any applicable laws, including but not limited to the laws of the United States and any applicable foreign country, including employment, labor, privacy, securities, and tax laws, the Code, and applicable rules and regulations promulgated by the Nasdaq, New York Stock Exchange, American Stock Exchange or the requirements of any other stock exchange or quotation system upon which the Shares may then be listed or quoted.

2.5 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, and Performance Units.

2.6 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date.

2.7 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8 “Change in Control” means the occurrence of any of the following:

2.8.1 Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting capital stock, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control;

2.8.2 The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (whether by stock sale, merger, consolidation or otherwise);

2.8.3 The consummation of a liquidation or dissolution of the Company; or

2.8.4 The consummation of a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation for the sole purpose of changing the Company’s jurisdiction of incorporation or (ii) a consolidation or merger of the Company in which the holders of the voting capital stock of the Company immediately prior to the consolidation or merger (other than Persons who are parties to such consolidation or merger and their respective Affiliates) hold at least fifty percent (50%) of the voting power represented by the Company’s then outstanding voting capital stock of the Company or the surviving entity (or its parent entity) immediately after the consolidation or merger.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Committee” means any committee appointed by the Board of Directors to administer the Plan.

2.11 “Company” means IXYS Corporation, or any successor thereto.

2.12 “Consultant” means any consultant, independent contractor or other person who provides significant services to the Company or its Affiliates or any employee or Affiliate of any of the foregoing, but who is neither an Employee nor a Director.

2.13 “Continuous Status” as an Employee, Consultant or Director means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated. “Continuous Status” shall not be considered interrupted in the following cases: (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If such reemployment is approved by the Company but not guaranteed by statute or contract, then such employment will be considered terminated on the ninety-first (91st) day of such leave and on such date any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. In the event a Participant’s status changes among the positions of Employee, Director and Consultant, the Participant’s Continuous Status as an Employee, Director or Consultant shall be deemed to be continuous and uninterrupted.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate of the Company.

2.15 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.16 “Employee” means any individual who is a common-law employee of the Company or of an Affiliate.

2.17 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option, and the price used to determine the amount of cash or number of Shares payable to a Participant upon the exercise of a SAR.

2.18 “Fair Market Value” means, as of any date, provided the Common Stock is listed on an established stock exchange or a national market system, including without limitation the NASDAQ, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock on the Grant Date of the Award. If no sales were reported on such Grant Date of the Award, the Fair Market Value of a share of Common Stock shall be the closing price for such stock as quoted on the NASDAQ (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day with reported sales prior to the date of determination. In the case where the Company is not listed on an established stock exchange or national market system, Fair Market Value shall be determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.

2.19 “Fiscal Year” means a fiscal year of the Company.

2.20 “Full-Value Award Limitation” means an aggregate limit of one thousand (1,000) Shares, which is the total number of Shares that may be granted to all Participants combined as “full value awards,” which includes both Restricted Stock and Performance Units.

2.21 “Grant Date” means the date the Administrator approves the Award.

2.22 “Incentive Stock Option” means an Option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.23 “Independent Director” means a Nonemployee Director who is (i) a “nonemployee director” within the meaning of Section 16b-3 of the 1934 Act, (ii) “independent” as determined under the applicable rules of the NASDAQ, and (iii) an “outside director” under Treasury Regulation Section 1.162-27(e)(3), as any of these definitions may be modified or supplemented from time to time.

2.24 “Misconduct” shall include commission of any act in competition with any activity of the Company (or any Affiliate) or any act contrary or harmful to the interests of the Company (or any Affiliate) as determined in good faith by the Administrator and shall include, without limitation: (a) conviction of a felony or crime involving moral turpitude or dishonesty, (b) violation of Company (or any Affiliate) policies, with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (c) misuse of any confidential, secret, privileged or non-public information relating to the Company’s (or any Affiliate’s) business, or (d) participating in a hostile takeover attempt of the Company or an Affiliate. The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Affiliate) may consider as Misconduct for purposes of the Plan.

2.25 “NASDAQ” means The NASDAQ Stock Market, LLC.

2.26 “Nonemployee Director” means a Director who is not employed by the Company or an Affiliate.

2.27 “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.28 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.29 “Participant” means an Employee, Consultant or Nonemployee Director who has an outstanding Award.

2.30 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the

Performance Goals applicable to an Award may provide for a targeted level or levels of achievement, including without limitation goals tied to individual objectives and/or the Company’s (or a business unit’s) return on assets, return on shareholders’ equity, efficiency ratio, earnings per share, net income, or other financial measures determined in accordance with U.S. generally accepted accounting principles (“GAAP”), with or without adjustments determined by the Administrator. The foregoing definition shall not be deemed to be inclusive of all Performance Goals for purposes of this Plan. The Performance Goals may differ from Participant to Participant and from Award to Award.

2.31 “Performance Units” means an Award granted to a Participant pursuant to Section 8 of the Plan that entitles the Participant to receive a prescribed number of Shares, or the equivalent value in cash, upon achievement of Performance Goals associated with such Award. The Participant’s Award Agreement shall specify whether the Performance Units will be settled in Shares or cash.

2.32 “Period of Restriction” means the period during which Shares of Restricted Stock are subject to restrictions that subject the Shares to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time in which case the restrictions may lapse over the Period of Restriction, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator, in its discretion.

2.33 “Plan” means this IXYS Corporation 2009 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.34 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7. An Award of Restricted Stock constitutes a transfer of ownership of Shares to a Participant from the Company subject to restrictions against transferability, assignment, and hypothecation. Under the terms of the Award, the restrictions against transferability are removed when the Participant has met the specified vesting requirement. Vesting can be based on continued employment or service over a stated service period, or on the attainment of specified Performance Goals. If employment or service is terminated prior to vesting, the unvested restricted stock reverts back to the Company.

2.35 “Rule 16b-3” means the rule so designated promulgated under Section 16 of the 1934 Act, and any future rule or regulation amending, supplementing or superseding such rule.

2.36 “SEC” means the U.S. Securities Exchange Commission.

2.37 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.38 “Shares” means shares of common stock of the Company.

2.39 “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Section 6. Upon exercise, a SAR gives a Participant a right to receive a payment in cash, or the equivalent value in Shares, equal to the difference between the Fair Market Value of the Shares on the exercise date and the Exercise Price. Both the number of SARs and the Exercise Price are determined on the Grant Date. For example, assume a Participant is granted 100 SARs at an Exercise Price of $10 and the award agreement specifies that the SARs will be settled in Shares. Also assume that the SARs are exercised when the underlying Shares have a Fair Market Value of $20 per Share. Upon exercise of the SAR, the Participant is entitled to receive 50 Shares [(($20-$10)*100)/$20].

2.40 “Subsidiary” means any corporation, LLC or partnership (collectively referred to as “Entities”) in an unbroken chain of Entities beginning with the Company if each of the Entities other than the last Entity in the unbroken chain then owns fifty percent (50%) or more of the total combined voting power in one of the other Entities in such chain.

Section 3

ADMINISTRATION

3.1 The Administrator.  The Administrator, if not the Board of Directors, shall be appointed by the Board of Directors from time to time. Grants of authority in a committee charter shall be deemed appointment.

3.2 Authority of the Administrator.  It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law. The Administrator, if the Board of Directors or a Committee, shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the following: (a) which Employees, Consultants and Directors shall be granted Awards; (b) the terms and conditions of the Awards at initial grant and any subsequent revisions or changes to the terms and conditions of Awards, including, but not limited to, changes to, or removal of restrictions on, outstanding Awards relating to vesting, Period of Restriction or exercisability periods, (c) interpretation of the Plan, (d) adoption of rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) interpretation, amendment or revocation of any such rules.

3.3 Decisions Binding.  All determinations and decisions made by the Administrator shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by Applicable Law.

Section 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares.  Subject to adjustment, as provided in Section 4.3, the total number of Shares initially available for grant under the Plan shall be nine hundred thousand (900,000). In May 1999, the Company approved the 1999 Equity Incentive Plan (the “1999 Plan”). The 1999 Plan expired in May 2009, upon which no further Shares may be granted pursuant to awards under the 1999 Plan but Shares may continue to be issued under the 1999 Plan pursuant to grants previously made. Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise. Awards settled in cash shall not count against the limitation set forth in this Section 4.1.

4.2 Reversion of Shares to the Plan.  If any Award made under the Plan expires, or is forfeited or cancelled, the Shares underlying such Awards shall become available for future Awards under the Plan.

4.3 Adjustments in Awards and Authorized Shares.  The number of Shares covered by the Plan, each outstanding Award, and the per Share exercise price of each such Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, recapitalization, spin-off, combination, reclassification, the payment of a stock dividend on the common stock or any other increase or decrease in the number of such Shares of common stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an Option.

4.4 Legal Compliance.  Shares shall not be issued pursuant to the making or exercise of an Award unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with the Securities Act of 1933, as amended, the 1934 Act and other Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Award made in violation hereof shall be null and void.

4.5 Investment Representations.  As a condition to the exercise of an Option or other right, the Company may require the person exercising such Option or right to represent and warrant at the time of exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

Section 5

STOCK OPTIONS

The provisions of this Section 5 are applicable to Options granted to Employees, Consultants and Nonemployee Directors. Such Participants shall also be eligible to receive other types of Awards as set forth in the Plan.

5.1 Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted at any time and from time to time as determined by the Administrator in its discretion. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Administrator, in its discretion and subject to Sections 4.1, shall determine the number of Shares subject to each Option.

5.2 Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price.  The Administrator shall determine the Exercise Price for each Option subject to the provisions of this Section 5.3.

5.3.1 Nonqualified Stock Options.  In the case of a Nonqualified Stock Option, the per Share exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, as determined by the Administrator.

5.3.2 Incentive Stock Options.  The grant of Incentive Stock Options shall be subject to the following limitations:

(a) The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date;

(b) Incentive Stock Options may be granted only to persons who are, as of the Grant Date, Employees of the Company or a Subsidiary, and may not be granted to Consultants or Nonemployee Directors.

(c) To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or Subsidiary) exceeds $100,000, the Options to acquire Shares in excess of such amount shall be treated as Nonqualified Stock Options. For purposes of this Section 5.3.2(c), Incentive Stock Options shall be taken into account in the order in which they were granted. For purposes of this limitation, the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted; and

(d) In the event of a Participant’s change of status from Employee to Consultant or Nonemployee Director, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option three (3) months and one (1) day following such change of status.

5.3.3 Substitute Options.  Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer, and such Options may be granted with an Exercise Price less than the Fair Market Value of a Share on the Grant Date; provided, however, the grant of such substitute Option shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

5.4 Exercise of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion. Except as set forth in Section 9.1, in all cases involving termination of Continuous Status as an Employee, Director or Consultant (including, but not limited to, the reasons described in subsections (c), (d), (e) and (f) of Section 5.5.1), such Option shall be exercisable only to the extent the Participant was entitled to exercise it at the date of such termination.

5.5 Expiration of Options

5.5.1 Expiration Dates.  Unless otherwise specified in the Award Agreement, but in any event no later than ten (10) years from the Grant Date, each Option shall terminate no later than the first to occur of the following events:

(a) Date in Award Agreement.  The date for termination of the Option set forth in the written Award Agreement;

(b) Termination of Continuous Status as Employee, Director or Consultant.  The last day of the three (3)-month period following the date the Participant ceases his/her/its Continuous Status as an Employee, Director or Consultant (other than termination for a reason described in subsections (c), (d), (e), or (f) below).

(c) Misconduct.  In the event a Participant’s Continuous Status as an Employee, Director or Consultant terminates because the Participant has performed an act of Misconduct as determined by the Administrator, all unexercised Options held by such Participant shall expire five (5) business days following Participant’s receipt of written notice from the Company of Participant’s termination due to Misconduct; provided, however, that the Administrator may, in its sole discretion, prior to the expiration of the five (5) day period, reinstate the Options by giving written notice of such reinstatement to Participant. In the event of such reinstatement, the Participant may exercise the Option only to such extent, for such time, and upon such terms and conditions as if the Participant had ceased to be employed by or affiliated with the Company or a Subsidiary upon the date of such termination for a reason other than Misconduct, disability or death;

(d) Disability.  In the event that a Participant’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option at any time within twelve (12) months from the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan;

(e) Death.  In the event of the death of a Participant, the Participant’s Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

(f) 10 Years from Grant.  An Option shall expire no more than ten (10) years from the Grant Date; provided, however, that if an Incentive Stock Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.5.2 Administrator Discretion.  Notwithstanding the foregoing the Administrator may, after an Option is granted, extend the exercise period that an Option is exercisable following a Participant’s termination of Continuous

Service (recognizing in some such circumstances the Options would cease to be Incentive Stock Options); provided, however, in no event may any such extension extend beyond the stated expiration date of the Option.

5.6 No “Re-Pricing” Without Shareholder Approval.  Except as provided in Section 4.3, in no event may the Administrator directly or indirectly reduce the exercise price of an Option after it has been granted without the approval of a majority of the shareholders eligible to vote.

5.7 Exercise and Payment.  Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and payment of any additional amount that the Administrator specifies is necessary for the Company to pay any required withholding taxes in accordance with Section 11.

5.7.1 Form of Consideration.  Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Administrator, in its discretion, also may permit the exercise of Options and same-day sale of related Shares, or exercise by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or by any other means which the Administrator, in its discretion, determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. The Administrator, in its discretion, may also permit a “net issuance” of any Option, where the term “net issuance” means the issuance of a number of Shares (rounded down to the nearest whole number of Shares) that is equivalent in value to the difference between the fair market value of the underlying stock on the exercise date, less the exercise price and minimum tax withholding. Such discretion may be exercised by the Administrator either in the Award Agreement or at any other time.

5.7.2 Delivery of Shares.  As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased and taxes required to be withheld, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

Section 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs.  Subject to the terms of the Plan, a SAR may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time as shall be determined by the Administrator.

6.1.1 Number of Shares.  The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

6.1.2 Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, shall have discretion to determine the terms and conditions of SARs granted under the Plan, including whether upon exercise the SARs will be settled in Shares or cash, which must be determined at the time of grant and set forth in the Award Agreement. However, the Exercise Price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.2 Exercise of SARs.  SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion.

6.3 SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise and such other terms and conditions as the Administrator shall determine.

6.4 Expiration of SARs.  A SAR granted under the Plan shall expire upon the date determined by the Administrator in its discretion as set forth in the Award Agreement, or otherwise pursuant to the provisions relating to the expiration of Options as set forth in Section 5.5.

6.5 No “Re-Pricing” Without Shareholder Approval.  Except as provided in Section 4.3, in no event may the Administrator directly or indirectly reduce the exercise price of a SAR after it has been granted without the approval of a majority of the shareholders eligible to vote.

6.6 Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive (whichever is specified in the Award Agreement) from the Company either (a) a cash payment in an amount equal to (x) the difference between the Fair Market Value of a Share on the date of exercise and the SAR Exercise Price, multiplied by (y) the number of Shares with respect to which the SAR is exercised, or (b) a number of Shares by dividing such cash amount by the Fair Market Value of a Share on the exercise date. If the Administrator designates in the Award Agreement that the SAR will be settled in cash, upon Participant’s exercise of the SAR the Company shall make a cash payment to Participant as soon as reasonably practicable.

Section 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants in such amounts as the Administrator, in its discretion, shall determine. However, the award of Restricted Stock under this Section 7 is subject to the Full-Value Award Limitation, as described in Section 2.20. The Administrator shall determine the number of Shares to be granted to each Participant and the purchase price, if any, to be paid by the Participant for such Shares. At the discretion of the Administrator, such purchase price may be paid by Participant with cash or through services rendered.

7.2 Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Period of Restriction.

7.4 Other Restrictions.  The Administrator, in its discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4, including, without limitation, provisions relating to expiration of restrictions.

7.4.1 General Restrictions.  The Administrator may set restrictions based upon the achievement of specific Performance Goals (Company-wide, business unit, or individual), or any other basis determined by the Administrator in its discretion.

7.4.2 Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates.  The Administrator, in its discretion, may place a legend or legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after expiration of the Period of Restriction. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to Applicable Law.

7.6 Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7 Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company.  On the date that any forfeiture event set forth in the Award Agreement occurs, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan. Such reverted Restricted Stock shall credit the Full-Value Award Limitation.

Section 8

PERFORMANCE UNITS

8.1 Grant of Performance Units.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time, as shall be determined by the Administrator in its discretion. However, the award of Performance Units under this Section 8 is subject to the “Full-Value Award Limitation,” as described in Section 2.20.

8.1.1 Number of Units.  The Administrator will have complete discretion in determining the number of Performance Units granted to any Participant, subject to the limitations in Sections 4.1.

8.1.2 Value of Performance Units.  Each Performance Unit shall have a value equal to the Fair Market Value of one Share.

8.2 Performance Goals and Other Terms.  The Administrator will set Performance Goals or other vesting provisions, including, without limitation, time-based vesting provisions, in its discretion which, depending on the extent to which they are met, will determine the number Performance Units that are converted into Shares or into the equivalent value of cash that shall be paid to Participants. The time period during which the Performance Goals or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide or Individual Objectives or any other basis determined by the Administrator in its discretion.

8.3 Earning of Performance Units.  After the applicable Performance Period has ended, the holder of Performance Units will be entitled to receive a payment based on the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved.

8.4 Form and Timing of Payment of Performance Units.  Each Award Agreement of Performance Units shall specify the form of payment, which may be in the form of Shares or in cash. Payment with respect to earned Performance Units shall be made as soon as reasonably practical (an in no event more than two and one-half months) after the expiration of the Performance Period.

8.5 Cancellation of Performance Units.  On the date that any forfeiture event set forth in the Award Agreement occurs, all unearned or unvested Performance Units will revert to the Company, and again will be available for grant under the Plan. Such reverted Performance Units shall credit the Full-Value Award Limitation.

Section 9

MISCELLANEOUS

9.1 Change In Control.  Unless otherwise provided in the Award Agreement, in the event of a Change in Control, unless an Award is assumed or substituted by the successor corporation, then (i) such Awards shall become fully exercisable during the ten (10) day period immediately prior to the Change in Control, whether or not otherwise then exercisable and (ii) all restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control. Unless an Award is assumed or substituted by the successor corporation, such Award shall terminate and shall no longer be exercisable immediately upon the Change in Control, Participant shall be provided written notification of whether Options granted under the Plan will be assumed, substituted or shall become fully exercisable no later than ten (10) days prior to the Change in Control date.

9.2 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, the Participant shall have the right to exercise his or her Award for a period of not less than ten (10) days immediately prior to such dissolution or transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable.

9.3 No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without cause. Unless otherwise provided by written contract, employment or service with the Company or any of its Affiliates is on an at-will basis only. Additionally, the Plan shall not confer upon any Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which such Director or the Company may have to terminate his or her directorship at any time.

9.4 Participation.  No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

9.5 Limitations on Awards.  No Participant shall be granted an Award or Awards in any Fiscal Year in which the combined number of Shares underlying such Award(s) exceeds two hundred thousand (200,000) Shares; provided, however, that such limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 4.3.

9.6 Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, otherwise, sale or disposition of all or substantially all of the business or assets of the Company.

9.7 Beneficiary Designations.  If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

9.8 Limited Transferability of Awards.  No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer a Nonqualified Stock Option or Restricted Stock by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

9.9 Restrictions on Share Transferability.  The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded or any blue sky or state securities laws.

9.10 Transfers Upon a Change in Control.  In the sole and absolute discretion of the Administrator, an Award Agreement may provide that in the event of certain Change in Control events, which may include any or all of the Change in Control events described in Section 2.8, Shares obtained pursuant to this Plan shall be subject to certain rights and obligations, which include but are not limited to the following: (i) the obligation to vote all such Shares in favor of such Change in Control transaction, whether by vote at a meeting of the Company’s shareholders or by written consent of such shareholders; (ii) the obligation to sell or exchange all such Shares and all rights to acquire Shares, under this Plan pursuant to the terms and conditions of such Change in Control transaction; (iii) the right to transfer less than all but not all of such Shares pursuant to the terms and conditions of such Change in Control transaction, and (iv) the obligation to execute all documents and take any other action reasonably requested by the Company to facilitate the consummation of such Change in Control transaction.

9.11 Performance-Based Awards.  Each agreement for the grant of Performance Units or other performance-based awards shall specify the number of Shares or Units underlying the Award, the Performance Period and the Performance Goals (each as defined below), and each agreement for the grant of any other award that the Program Administrators determine to make subject to a Performance Goal similarly shall specify the applicable number of shares of Common Stock, the period for measuring performance and the Performance Goal. As used herein, “Performance Goals” means performance goals specified in the agreement for a Performance Unit Award, or for any other Award which the Program Administrators determine to make subject to Performance Goals, upon which the vesting or settlement of such award is conditioned and “Performance Period” means the period of time specified in an agreement over which Performance Units, or another Award which the Program Administrators determine to make subject to a Performance Goal, are to be earned. Each agreement for a performance-based Award shall specify in respect of a Performance Goal the minimum level of performance below which no payment will be made, shall describe the method of determining the amount of any payment to be made if performance is at or above the minimum acceptable level, but falls short of full achievement of the Performance Goal, and shall specify the maximum percentage payout under the agreement.

9.11.1 Performance Goals for Covered Employees.  The Performance Goals for Performance Units and any other performance-based award granted to a Covered Employee, if deemed appropriate by the Program Administrators, shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code, and shall be based upon one or more of the following performance-based business criteria, either on a business unit or Company-specific basis or in comparison with peer group performance: revenue, operating income, operating cash flows, return on net assets, return on assets, return on equity, return on capital, asset turnover, total stockholder return, net income, pre-tax income, gross margin, profit margin, net income margin, cash flow, book value, earnings per share, earnings growth, EBIT, EBITDA. Achievement of any such Performance Goal shall be measured over a period of years not to exceed ten (10) as specified by the Program Administrators in the agreement for the performance-based Award. No business criterion other than those named above in this Section 9.11.2 may be used in establishing the Performance Goal for an award to a Covered Employee under this Section 9.11. For each such award relating to a Covered Employee, the Program Administrators shall establish the targeted level or levels of performance for each such business criterion. The Program Administrators may, in their discretion, reduce the amount of a payout otherwise to be made in connection with an award under this Section 9.11, but may not exercise discretion to increase such amount, and the Program Administrators may consider other performance criteria in exercising such discretion. All determinations by the Program Administrators as to the achievement of Performance Goals under this Section 9.12 shall be made in writing. The Program Administrators may not delegate any responsibility under this Section 9.12. As used herein, “Covered Employee” shall mean, with respect to any grant of an award, an executive of the Company or any Subsidiary who is a member of the executive compensation group under the Company’s compensation practices (not necessarily an executive officer) whom the Program

Administrators deem may be or become a covered employee as defined in Section 162(m)(3) of the Code for any year that such award may result in remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Program and any other “qualified performance-based compensation” plan (as defined under Section 162(m) of the Code) of the Company; provided, however, that the Program Administrators may determine that a Plan Participant has ceased to be a Covered Employee prior to the settlement of any award.

9.11.2 Mandatory Deferral of Income.  The Program Administrators, in their sole discretion, may require that one or more award agreements contain provisions which provide that, in the event Section 162(m) of the Code, or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by the Company with respect to all or part of any award under the Program, a Plan Participant’s receipt of the benefit relating to such award that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Plan Participant’s remuneration does not exceed the limit set forth in such provisions of the Code; provided, however, that such deferral does not violate Code Section 409A.

Section 10

AMENDMENT, SUSPENSION, AND TERMINATION

10.1 Amendment, Suspension, or Termination.  Except as provided in Section 10.2, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

10.2 No Amendment without Shareholder Approval.  The Company shall obtain shareholder approval of any material Plan amendment (including but not limited to any provision to reduce the exercise or purchase price of any outstanding Options or other Awards after the Grant Date (other than for adjustments made pursuant Section 4.3), or to cancel and re-grant Options or other rights at a lower exercise price), to the extent required to comply with the rules of the NASDAQ, the Exchange Act, Section 422 of the Code, or other Applicable Law.

10.3 Plan Effective Date and Duration of Awards .  The Plan shall be effective as of the Plan Adoption Date subject to the shareholders of the Company approving the Plan by the required vote), subject to Sections 10.1 and 10.2 (regarding the Board’s right to amend or terminate the Plan), and shall remain in effect thereafter. If the shareholders of the Company do not approve the Plan by the required vote within twelve months of the Plan Adoption Date, all Awards granted under this Plan, and this Plan in its entirety, shall immediately terminate. However, without further shareholder approval, no Award may be granted under the Plan more than ten (10) years after the Plan Adoption Date.

Section 11

TAX WITHHOLDING

11.1 Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or the release of Shares from escrow arrangements or removal of legends, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

11.2 Withholding Arrangements.  The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made; provided, however, in the case Shares are withheld by the Company to satisfy the tax withholding that would otherwise by issued to the Participant, the amount of such tax withholding shall be determined by applying the statutory minimum federal, state or local income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

Section 12

LEGAL CONSTRUCTION

12.1 Liability of Company.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful grant or any Award or the issuance and sale of any Shares hereunder, shall relieve the Company, its officers, Directors and Employees of any liability in respect of the failure to grant such Award or to issue or sell such Shares as to which such requisite authority shall not have been obtained.

12.2 Grants Exceeding Allotted Shares.  If the Shares covered by an Award exceed, as of the date of grant, the number of Shares, which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained.

12.3 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.4 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.5 Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.6 Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

12.7 Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

IXYS CORPORATION 54267 FOLD AND DETACH HERE Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. Management Recommends a Vote for the Nominees for Director Listed below. · To elect directors to hold office until the next Annual Meeting of Stockholders. Nominees: Management Recommends a Vote for Proposals 2 and 3. *EXCEPTIONS FOR ALL WITHHOLD FOR ALL FOR AGAINST ABSTAIN 2. To approve the 2009 Equity Incentive Plan, under which 900,000 shares of common stock of the Company will be reserved for issuance. 3. To ratify the selection of BDO Seidman, LLP as the independent registered public accounting firm of the Company for its Fiscal Year Ending March 31, 2010. 01 Donald L. Foucht 02 Samuel Kory 03 S. Joon Lee 04 Timothy A. Richardson 05 James M. Thorburn 06 Nathan Zommer (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) * Exceptions Will Attend Meeting YES Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Choose MLink SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE PROXY IXYS CORPORATION 1590 BUCKEYE DRIVE MILPITAS, CALIFORNIA 95035 SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 10, 2009 The undersigned hereby appoints Nathan Zommer and Uzi Sasson or either of them, and each with the power of substitution, and hereby authorizes them to represent and to vote all shares of common stock of IXYS Corporation (the “Company”) held of record by the undersigned on July 13, 2009 at the Annual Meeting of Stockholders to be held at 12:00 Noon (local time) on September 10, 2009 at 1590 Buckeye Drive, Milpitas, California 95035 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 54267 PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT) Please fax all revisions to: 212-691-9013 or email to proxyjobs@bnymellonproduction.com To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013
SIGNATURE: DATE: TIME: Registered Quantity (common) 0 Broker Quantity 0